Exhibit 4.2


                        CERTIFICATE OF DESIGNATIONS

                                    of

                      8% CONVERTIBLE PREFERRED STOCK

                                    of

                          GRANT GEOPHYSICAL, INC.

                    (Pursuant to Section 151(g) of the
                     Delaware General Corporation Law)


     Grant Geophysical, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Company"), hereby certifies that the following resolution was adopted at a meeting of the board of directors of the Company (the "Board of Directors") dated December 7, 1999 pursuant to Section 151(g) of the Delaware General Corporation Law:

     RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors in accordance with the provisions of the Amended and Restated Certificate of Incorporation of the Company, the Board of Directors hereby creates a series of Preferred Stock, par value $0.001 per share, of the Company and hereby states the designation and number of shares, and fixes the relative rights, preferences and limitations thereof as follows:

     Section 1. DESIGNATION AND AMOUNT. The shares of such series shall be designated as "8% Convertible Preferred Stock" (the "8% Convertible Preferred Stock") and the number of shares constituting the 8% Convertible Preferred Stock shall be one million (1,000,000). Such number of shares may be increased or decreased at any time by resolution of the Board of Directors; provided, however, no decrease shall reduce the number of shares of 8% Convertible Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights, or warrants for, or upon the conversion or exchange of any outstanding securities issued by the Company convertible or exchangeable into 8% Convertible Preferred Stock.

     Section 2. LIQUIDATION. Upon the voluntary or involuntary liquidation, winding up or dissolution of the Company, out of the assets available for distribution to shareholders, the 8% Convertible Preferred Stock shall be entitled to receive, in preference to any payment to the common stock, $0.001 par value per share (the "Common Stock"), and any other stock of the Company ranking junior to the 8% Convertible Preferred Stock, $100.00 per share plus an amount equal to all dividends (whether or not earned or declared) accrued and unpaid on each such share up to the date fixed for distribution (the "Preferred Liquidation Value"). After the 8% Convertible Preferred Stock has been paid, the remaining assets shall be paid to the Common Stock and other junior classes of stock in accordance with their respective priority, if any. In the event the net assets of the Company are insufficient to pay the holders of the 8% Convertible Preferred Stock the full amount of their preference set forth above, then the remaining net assets of the Company shall be divided among and paid to the holders of the shares of 8% Convertible Preferred Stock ratably per share in proportion to the full per share amounts to which they are entitled, and the Common Stock and other junior classes of stock will receive nothing.

     Section 3. DIVIDENDS. The 8% Convertible Preferred Stock is entitled to receive, out of legally available funds, cumulative dividends ("Preferred Dividends") from the issuance date thereof at the annual rate of eight percent (8%) of the Preferred Liquidation Value per share. All Preferred Dividends shall be payable quarterly on the first business day of each January, April, July and October of each year (each, a "Dividend Payment Date") commencing on January 1, 2000, to each holder of record at the start of business on such Dividend Payment Date. Preferred Dividends shall begin to accrue on outstanding shares of 8% Convertible Preferred Stock and to accumulate from the issuance date of such shares whether or not earned or declared, but Preferred Dividends for any period less than a full quarterly period between Dividend Payment Dates shall be computed on the basis of a 365-day year for the actual number of days elapsed. Interest shall accrue on accumulated but unpaid Preferred Dividends at the Default Rate (as defined below). At the Company's option, any Preferred Dividend may be paid, in whole or in part, in fully paid and non-assessable shares of 8% Convertible Preferred Stock having an aggregate Preferred Liquidation Value equal to the amount of the cash dividend that otherwise would have been required to be paid pursuant to this Section 3. The "Default Rate" shall be 12% per annum.

     Section 4. CONVERSION. The holders of the 8% Convertible Preferred Stock have conversion rights as follows:

     (a)  DEFINITIONS.   For  purposes  of  this Section 4,  the  following
definitions shall apply:

     (i) "Issuance Date" shall mean, with respect to the 8% Convertible Preferred Stock, the first date on which the Company issued any shares of such 8% Convertible Preferred Stock.

     (ii) "Conversion Price" shall mean, with respect to the 8% Convertible Preferred Stock, the price, determined pursuant to this Section 4, at which shares of Common Stock shall be deliverable upon conversion of shares of such 8% Convertible Preferred Stock.

     (b) RIGHT TO CONVERT. Each share of 8% Convertible Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share until the close of business on the date on which such share is redeemed by the Company pursuant to Section 6, into such number of fully paid and non-assessable shares of Common Stock as determined by dividing the Preferred Liquidation Value (calculated including accumulated and unpaid dividends thereon up to the date of conversion) by the Conversion Price applicable to such 8% Convertible Preferred Stock in effect at the time of conversion. For purposes of determining the number of shares of Common Stock into which the 8% Convertible Preferred Stock is convertible, the initial Conversion Price shall be $3.00.

     (c) MECHANICS OF CONVERSION. Each holder of 8% Convertible Preferred Stock who desires to convert the same into shares of Common Stock pursuant to this Section 4 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the 8% Convertible Preferred Stock, and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number of shares of 8% Convertible Preferred Stock being converted. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of 8% Convertible Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

     (d) ADJUSTMENTS TO CONVERSION PRICE. The Conversion Price in effect from time to time for the 8% Convertible Preferred Stock shall be subject to adjustment in certain cases as follows:

     (i) Stock Dividends. In the event the Company at any time or from time to time after the original Issuance Date shall declare or pay any dividend on the Common Stock or other class or series of Preferred Stock payable in Common Stock, then and in any such event, the then applicable Conversion Price of the 8% Convertible Preferred Stock shall be proportionately decreased upon the close of business on the record date for the determination of holders of any class of securities entitled to receive such dividend; provided, however, that if such record date is fixed and such dividend is not fully paid the only proportional decrease in the then applicable Conversion Price will be with respect to the number of shares of Common Stock actually issued in such dividend, and such shares will be deemed to have been issued as of the close of business on such record date, and the Conversion Price shall be recomputed accordingly.

     (ii) Adjustments for Subdivisions, Combinations or Consolidation of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided, by stock split or otherwise, into a greater number of shares of Common Stock, the Conversion Price applicable to the 8% Convertible Preferred Stock then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Price applicable to the 8% Convertible Preferred Stock then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

     (iii) Adjustments for Reclassification, Exchange and Substitution. If the Common Stock issuable upon conversion of the 8% Convertible Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in Section 4(d)(ii) above), the Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the 8%
Convertible Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of share of Common Stock that would have been subject to receipt by the holders upon conversion of the 8% Convertible Preferred Stock immediately before that change, subject to further adjustment as provided in this Section 4.

     (e) CERTIFICATE AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 4, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of 8% Convertible Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of 8% Convertible Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of 8% Convertible Preferred Stock.

     (f) FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued upon conversion of the 8% Convertible Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded up to the nearest whole share. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of 8% Convertible Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share.

     (g) NO IMPAIRMENT. The Company will not, by amendment of its Amended and Restated Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and take all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the 8% Convertible Preferred Stock against impairment.

     (h) RESERVATION OF COMMON STOCK ISSUABLE UPON CONVERSION. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for issuance upon the conversion of shares of 8% Convertible Preferred Stock as herein provided, such number of shares of Common Stock as, from time to time, shall be issuable upon the conversion of all the shares of the 8% Convertible Preferred Stock at the time outstanding.

     Section 5. VOTING RIGHTS.

     (a) Except as set forth below or as otherwise provided by Delaware law, holders of shares of 8% Convertible Preferred Stock shall not be entitled to vote as a separate class, but shall vote together with the holders of shares of all other classes of capital stock of the Company having general voting powers as one class, on all matters submitted to a vote of the Company's stockholders. Each holder of shares of 8% Convertible Preferred Stock shall be entitled to the number of votes equal to the number of full shares of Common Stock into which the holder's 8% Convertible Preferred Stock is convertible (as adjusted pursuant to Section
4), at the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is first executed. In all cases where the holders of shares of 8% Convertible Preferred Stock have the right to vote separately as a class as provided elsewhere herein or otherwise by Delaware law, such holders shall be entitled to one vote for each such share held by them respectively.

     (b) Without the affirmative vote of the holders of not less than a majority of the shares of 8% Convertible Preferred Stock, voting together as a single class, the Company shall not:

     (i) amend its Amended and Restated Certificate of Incorporation or any other document to alter or change any rights, preferences or privileges of the 8% Convertible Preferred Stock;

     (ii) authorize another class or series of shares senior to or ranking in parity with the 8% Convertible Preferred Stock with respect to distribution of assets on liquidation; or

     (iii) purchase, redeem or otherwise acquire any Common Stock, either directly or through a subsidiary, excluding the purchase of Common Stock from an employee or consultant of the Company.

     Section 6. REDEMPTION.

     (a) The Company shall have the right, at any time and at its sole option and election, to redeem the shares of 8% Convertible Preferred Stock, in whole or in part, on such date as may be specified in a notice of redemption given as provided in Section 6(b) (any such date a "Redemption Date") at a price per share (the "Redemption Price") equal to (A) 100% of the Preferred Liquidation Value (which includes dividends thereon, whether or not declared or payable, to the applicable Redemption Date) in immediately available funds.

     (b) Notice of any redemption of shares of 8% Convertible Preferred Stock pursuant to Section 6(a) shall be mailed at least thirty (30), but not more than sixty (60), days prior to the applicable Redemption Date to each holder of the shares of 8% Convertible Preferred Stock to be redeemed, at such holder's address as it appears on the transfer books of the Company. In order to facilitate the redemption of shares of 8% Convertible Preferred Stock, the Board of Directors may fix a record date for the determination of shares of 8% Convertible Preferred Stock to be redeemed, or may cause the transfer books of the Company for the 8% Convertible Preferred Stock to be closed, not more than sixty (60) days or less than ten (10) days prior to the applicable Redemption Date.

     (c) Notice of redemption having been given as provided in Section 6(b), notwithstanding that any certificates for such shares shall not have been surrendered for cancellation, from and after the Redemption Date designated in the notice of redemption (i) the shares represented thereby shall no longer be deemed outstanding, (ii) the rights to receive dividends thereon shall cease to accrue and (iii) all rights of the holders of shares of 8% Convertible Preferred Stock to be redeemed shall cease and terminate, excepting only the right to receive the Redemption Price therefor and the right to convert such shares into shares of Common Stock until the close of business on such Redemption Date, in accordance with Section 4 hereof.

     Section 7. REACQUIRED SHARES. Any shares of 8% Convertible Preferred Stock converted, exchanged, redeemed, purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. No such shares shall be reissued.

     Section  8.  PREEMPTIVE  RIGHTS.   Except  as  provided herein, the 8%
Convertible Preferred Stock is not entitled to any preemptive rights in respect of any securities of the Company

     Section 9. AMENDMENT AND WAIVER. The Company may not amend this Certificate of Designations or waive compliance with any of the provisions hereof without, in either instance, the affirmative vote (at a meeting) or the written consent (with or without a meeting) of the holders of a majority of the shares of 8% Convertible Preferred Stock; provided that no such action will change the dividend rate, the Preferred Liquidation Value or the amount payable on redemption of the 8% Convertible Preferred Stock without the prior written consent of each holder of 8% Convertible Preferred Stock.

     Section 10. SEVERABILITY OF PROVISIONS. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidated or otherwise adversely affective the remaining provisions hereof. If a court of competent jurisdiction should determine that a provisions hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

     IN WITNESS WHEREOF, Grant Geophysical, Inc. has caused this Certificate of Designations of 8% Convertible Preferred Stock to be duly executed by Richard H. Ward, its President, this 7th day of December, 1999.


                                                GRANT GEOPHYSICAL, INC.



                                                By:_______________________
                                                        Richard H. Ward
                                                           President